Exhibit 99.3

FOR IMMEDIATE RELEASE
DICK’S SPORTING GOODS ANNOUNCES PLANNED LEADERSHIP SUCCESSION

Edward W. Stack will transition to Executive Chairman and continue as Chief Merchant on February 1, 2021.

Lauren R. Hobart to become President and Chief Executive Officer.

PITTSBURGH, Nov. 24, 2020 – DICK’S Sporting Goods, Inc. (NYSE: DKS), the largest U.S.-based, omni-channel sporting goods retailer, today announced that Edward W. Stack, Chairman and Chief Executive Officer, will assume the role of Executive Chairman and continue as Chief Merchant on February 1, 2021. He also will oversee key strategic growth initiatives for the company.

Mr. Stack has served as Chairman and CEO of DICK’S since he and his siblings bought his father’s two small sporting goods stores in upstate New York in 1984. Under Mr. Stack’s leadership and predominantly through organic growth, DICK’S has become the industry leader, with more than 850 stores and nearly $9 billion in annual revenue. Stack has driven DICK’S omni-channel strategy and investments in logistics and technology, which in 2020 have helped the company’s eCommerce business approach $2 billion in revenue.

The company also announced today that its board of directors unanimously elected Lauren R. Hobart, the current President of DICK’S, as President and CEO, also effective February 1, 2021. Ms. Hobart’s appointment is an important step in the company’s long-term succession plan undertaken by the board and Mr. Stack.

Mr. Stack said, “This is the perfect time for this transition. We have the best management team in the company’s history, and the investments we have made in our people, our stores, and our communities are paying off. I look forward to continuing to lead merchandising, product development and several strategic growth initiatives while supporting Lauren as a trusted advisor. She has proven herself to be a capable, innovative and respected leader who has helped drive our business and our culture.”

“Leading the company that Ed built is truly a privilege and an honor,” Ms. Hobart said. “For nearly 10 years, I have witnessed first-hand his commitment to DICK’S values, to our teammates, customers and the communities we serve. I am fortunate to have Ed as a mentor and look forward to leading the company into this next phase of growth with Ed and our senior management team.”

Ms. Hobart continued, “I also want to thank the board and our 45,000 passionate and dedicated teammates who are so pivotal to our success. I am excited to work closely with them and with other members of the DICK’S family to continue to advance the business and make a meaningful impact on our communities as we look to the future.”

Lawrence Schorr, Lead Independent Director of DICK’S, said, “Ed’s vision, values and leadership have built a company of which we are all proud, and DICK’S is well-positioned for growth. This transition process has been in the works for several years with two primary objectives: Ed’s continued involvement in key areas of the business; and a smooth transition of leadership to a capable and prepared new CEO. Lauren is a valued and forward-thinking leader who has played a vital role in DICK’S success. She embodies all that DICK’S stands for, and the board is confident that Ed and Lauren will continue on this successful journey and drive long-term shareholder value.”

Ms. Hobart brings more than 25 years of finance, consumer and retail experience and spent 14 years at PepsiCo in various leadership roles before she joined DICK’S as Chief Marketing Officer in 2011. She was appointed President in 2017 and joined the board of directors the following year. Since joining DICK’S, Ms. Hobart has revamped the company’s marketing efforts and helped drive its robust eCommerce strategy, among other substantive growth initiatives. She has enhanced the company’s exceptional customer service offering and improved the omni-channel customer experience.

In addition to leading the company through the health and economic crises this year, Mr. Stack and Ms. Hobart have together championed the company’s support of youth sports through its groundbreaking Sports Matter initiative. DICK’S and the DICK’S Sporting Goods Foundation have provided more than $100 million in grants and sponsorships since 2014 to enable more than one million kids the opportunity to play and to raise awareness and address the issue of underfunded youth sports programs nationwide.

DICK’S also reported its third quarter 2020 earnings today. The company looks forward to addressing the leadership transition on its earnings call today at 10 a.m. ET.

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About Lauren Hobart
Lauren Hobart currently serves as President of DICK’S Sporting Goods – overseeing the Stores, Marketing, eCommerce, Technology, HR, Legal, and Strategy and Analytics organizations. Additionally, she has served on the DICK’S Board of Directors since January 2018 and is President of the DICK’S Sporting Goods Foundation.

Ms. Hobart joined DICK’S in February 2011 as Senior Vice President and Chief Marketing Officer. In 2015, Ms. Hobart was promoted to Executive Vice President and Chief Marketing Officer and later to Executive Vice President, Chief Customer and Digital Officer. She became President in 2017.

Prior to joining DICK’S, Ms. Hobart had several senior executive roles at PepsiCo, including Chief Marketing Officer of carbonated soft drinks in North America. Prior to PepsiCo, she was at Wells Fargo Bank and at JP Morgan Chase. From 2014 to 2018, Ms. Hobart served as a member of the board of directors of Sonic Corp. She currently serves on the Yum! Brands Board of Directors.

About DICK’S Sporting Goods
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of October 31, 2020, the Company operated 732 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, DICK'S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications and live scorekeeping. DICK'S offers its products through a dynamic eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contact
DICK'S Sporting Goods, 724-273-5552, press@dcsg.com

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This press release includes forward-looking statements concerning the Company’s expectations, anticipations, intentions, beliefs or strategies regarding the future. Investors should not place undue reliance on forward-looking statements as a prediction of actual results or events. These statements can be identified as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe”, “anticipate”, “expect”, “estimate”, “predict”, “intend”, “plan”, “project”, “goal”, “will”, “will be”, “will continue”, “will result”, “could”, “may”, “might” or any variations of such words or other words with similar meanings. Forward-looking statements represent the Company’s current expectations regarding future events and are subject to known and unknown risks and uncertainties, including the risks set forth in the Company’s filings with the Securities and Exchange Commission, that could cause actual events to differ materially from those implied by the forward-looking statements. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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